EXHIBIT 10.21

SECOND AMENDMENT

TO

SEPARATION AND RELEASE AGREEMENT

This second amendment (the “Second Amendment”) is entered into as of this 26th day of November, 2014, by and between Reading International, Inc. (the “Company”) and Andrzej Matyczynski (“Executive”) and amends that certain Separation and Release Agreement dated as of May 30, 2014 (the “Initial SRA”), as previously amended by that certain first amendment of Separation and Release Agreement dated effective August 6, 2014 (the “First Amendment” and collectively with the Initial SRA, the “First Amended SRA”).

Any defined terms not specifically defined in this Second Amendment have the same meanings as set forth in the First Amended SRA.    Except as specifically amended by this Second Amendment, the First Amended SRA remains in full force and effect and has not been modified or amended in any respect, and none of the respective rights or obligations of the parties thereunder have been waived or released.

1.

 Retirement Date:   Section 1 of the First Amendment is hereby deleted in its entirety and replaced with the following:  “Executive’s “Retirement Date” will be the last day Services are provided during the period starting on the date of this Agreement and ending on June 1, 2015, or such earlier termination date.”

2.

Deferred Compensation:  Section 2 of the First Amendment is hereby deleted in its entirety and replaced with the following:   “The third sentence of Section 4.1(d) is amended (i) to replace the amount of $50,000 and the immediately following parenthetical with the amount of $75,000, and (ii) to  add the following to the end thereof, “and will authorize an allocation under the Deferred Compensation Plan for the 2015 plan year and will make a corresponding contribution to the grantor trust in the amount of $31,250 (representing a pro-rata mount of the annual allocation and contribution for 2015 through the Retirement Date).”

3.

Notwithstanding any other provision of the First Amended SRA, it is agreed that Executive may do a majority of his work from his home in Atlanta, Georgia.    Executive will only be required to be at the Company’s Los Angeles offices for a total of ten (10) weeks (Monday through Thursday).   It is anticipated that the parties will work together to schedule such time in full week blocks, one week in one month, two weeks in the next month, one week in the next month, etc.   The Company will promptly reimburse Executive for all reasonable travel expenses (against reasonable documentation), including airfare, hotel and car rental (such travel expenses not to exceed $1,200.00 per weekly trip).

In Witness Whereof this Second Amendment is executed and delivered effective of the date first set forth above.

Reading International, Inc.

By:_/s/ James J. Cotter_______

James J. Cotter, Jr.

Chief Executive Officer

Executive:

__/s/ Andrzej Matyczynski____

Andrzej Matyczynski